The Maricor Group and Steven Winter Associates Mutually Agree to Terminate Proposed Acquisition

PRESQUE ISLE, ME and NORWALK, CT -- 01/27/2006 -- The Maricor Group ("TMG"), a subsidiary of Maine & Maritimes Corporation (AMEX: MAM) and Steven Winter Associates, Inc. ("SWA") released today a joint statement ending their acquisition discussions. J. Nick Bayne, President of TMG and Steven Winter, President of SWA, stated, "After conducting our mutual due diligence review, we jointly concluded that the differences in our market focus, product offerings, and market geography would limit the operating and economic synergies that MAM and SWA desire. Accordingly, we have decided not to pursue the acquisition transaction."

Maine & Maritimes Corporation (AMEX: MAM) is the parent company of The Maricor Group and its subsidiaries, The Maricor Group New England, Inc. and The Maricor Group, Canada Ltd, all engineering, energy asset development and lifecycle asset management consulting services companies with an emphasis on Leadership in Energy and Environmental Design (LEED®). Maine & Maritimes Corporation is also the parent company of Maricor Technologies, Inc., an information technology development subsidiary providing asset lifecycle management and capital planning software tools; Maricor Properties Ltd, a Canadian real estate development and investment company, and its Canadian subsidiary Mecel Properties Ltd, which are focused on sustainable urban redevelopment and investments; and Maine Public Service Company, a regulated electric transmission and distribution utility serving portions of Northern Maine. Maine & Maritimes Corporation is headquartered in Presque Isle, Maine, with subsidiary offices in Boston, Massachusetts, Portland, Maine, Moncton and Saint John, New Brunswick, Canada; and Halifax, Nova Scotia, Canada. Maine & Maritimes Corporation's corporate website can be found at www.maineandmaritimes.com, and The Maricor Group's website can be found at www.maricorgroup.com.

Contacts:

Maine & Maritimes Corporation / The Maricor Group

Annette N. Arribas
Vice President
Investor Relations & Treasurer
Maine & Maritimes Corporation
(207) 760-2402
aarribas@maineandmaritimes.com

OR

Michael Randall
Vice President
Marketing, Communications & Gov't  Relations
Maine & Maritimes Corporation
(506) 852-7523
mrandall@maineandmaritimes.com